Exhibit 2

FIDELITY BOND AGREEMENT

This Agreement is made as of this 10th day of December, 2013 by and among Cohen & Steers Capital Management, Inc. (the “Adviser”), Cohen & Steers Dividend Value Fund, Inc., Cohen & Steers Emerging Markets Real Estate Fund, Inc., Cohen & Steers Global Infrastructure Fund, Inc., Cohen & Steers Global Realty Shares, Inc., Cohen & Steers Institutional Global Realty Shares, Inc., Cohen & Steers Institutional Realty Shares, Inc., Cohen & Steers International Realty Fund, Inc., Cohen & Steers Preferred Securities and Income Fund, Inc., Cohen & Steers Realty Income Fund, Inc., Cohen & Steers Realty Shares, Inc. and Cohen & Steers Real Assets Fund, Inc. (collectively, the “Funds”).

W I T N E S S E T H:

WHEREAS, each of the Funds are a registered investment company under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Adviser has agreed to provide certain administrative services to the Funds, including the purchase of a bond required by the Act and Rule 17g-1 promulgated thereunder pursuant to which the Funds and the Adviser are named insureds; and

WHEREAS, Rule 17g-1 requires that the named insureds under such a bond enter into an agreement with respect to certain matters.

NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1. Procurement of Bond. The Adviser agrees to procure a Bond on behalf of the Funds from a reputable fidelity insurance company, designating the Adviser and the Funds as named insureds (the “Bond”).

2. Amount. The Bond shall be in the amount based upon the total assets of each Fund, which are equal to or in excess of the minimum coverage required for each Fund under Rule 17g-1 and federal statutes and regulations.

3. Minimum Recovery. In the event recovery is received under the Bond as a result of a loss sustained by the Adviser or one or more of the Funds, each Fund shall receive an equitable and proportionate share of the recovery, which shall be at least equal to the amount that each Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1).

4. Term. The term of this Agreement shall be through December 31, 2014 and shall continue thereafter so long as the continuance is specifically approved annually by a majority of the independent directors of each Fund and a majority of the entire Board of Directors of each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Senior Vice President

COHEN & STEERS DIVIDEND VALUE FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS EMERGING MARKETS REAL ESTATE FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS GLOBAL INFRASTRUCTURE FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS GLOBAL REALTY SHARES, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS INSTITUTIONAL REALTY SHARES, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS INTERNATIONAL REALTY FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS PREFERRED SECURITIES AND INCOME FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS REALTY INCOME FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS REALTY SHARES, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS REAL ASSETS FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

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